Exhibit 10.11

CONFIDENTIAL

_________, 2018

[Name]
[Address]

Dear ________:

In recognition of your accepting the role as a senior executive of Deluxe Corporation (the “Company”), I’m pleased to formally offer you a Retention Bonus as outlined in this letter agreement. Your skills and contributions are important to maintain effective business operations and enhance the value of our organization during this period of leadership succession.

Following your acceptance, this letter agreement will become effective July 1, 2018. If you remain employed by the Company on that date, you will become eligible for a Retention Bonus on the terms set forth below, with respect to the period from July 1, 2018 through December 31, 2019 (“Retention Period”). The services we anticipate you can provide during this Retention Period are greatly valued by the Company. In recognition of your value, the Company agrees to pay you a cash Retention Bonus of $________ (which is equal to 1.5 times your annual base salary of $__________), less withholdings, within 15 days after the conclusion of the Retention Period.

This offer for Retention Bonus is also contingent upon the following criteria:

•	You remain an active employee through December 31, 2019.

•	You continue to exhibit professionalism and leadership in support of the Company’s goals among your fellow employees, our customers, vendors, and your acquaintances.

•	You maintain expected conditions of employment and satisfactory job performance as evaluated by the CEO and the Company’s Board of Directors.

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If you voluntarily terminate your employment during the Retention Period, are involuntarily terminated for Cause (as defined below), or if you fail to meet the objectives and conditions of this letter agreement, then no Retention Bonus will be earned or paid.

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You do not disclose Confidential Information of the Company. “Confidential Information” means all confidential or proprietary information of the Company, including, without limitation, financial data, trade secrets, technology developments, customer and mailing lists, business, sales and marketing plans, data processing systems, pricing and credit policies, books and records, research and development activities relating to the conduct of the Company’s business, and existing commercial activities and new products, services and offerings under active consideration, which you may have acquired or obtained during the course of your employment with the Company.

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You do not make any remarks knowingly or intentionally disparaging the Company or any Company affiliate, or their respective products, services, officers, directors or employees, whether past or current, including any present, former or future director, officer, employee or agent of the Company or any affiliate.

Any failure by you to comply with these criteria will result in your ineligibility to receive the Retention Bonus. If you are terminated by the Company involuntarily not for Cause during the Retention Period, you will be paid the Retention Bonus in full, provided that you sign and do not rescind a release of claims in a form provided by the Company, within 15 days following the expiration without rescission of any rescission period applicable to the release of claims.

For purposes of this letter agreement, “Cause” means (i) you have breached your obligations of confidentiality to the Company or any affiliates; (ii) you have otherwise failed to perform your employment duties and do not cure such failure within thirty (30) days after receipt of written notice thereof; (iii) you commit an act, or omit to take action, in bad faith which results in material detriment to the Company or any affiliates; (iv) you have had excessive absences unrelated to illness or vacation; (v) you have committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with the Company or affiliates or any of their businesses; (vi) you have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of the Company or affiliates; (vii) your use of narcotics, liquor or illicit drugs has had a detrimental effect on your performance of employment responsibilities; or (viii) you are in material default under any agreement between you and the Company or affiliates following any applicable notice and cure period.

Thank you for your participation in this important effort. We look forward to the application of your talents and efforts to help us realize our goals.

Sincerely,

Martyn R. Redgrave
Chair, Board of Directors

I accept and agree to the terms of this letter agreement.

By: _______________________________________________
Date

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